Exhibit 99.1

Exodus Public Offering Raises $75 Million, the Maximum Amount Permitted to be Raised under Regulation A

Offering Attracted Over 6,800 New Investors, Highlighting the Democratization of the Financial System

OMAHA, NEBRASKA — May 5, 2021 — Exodus Movement, Inc. (Exodus Wallet: EXIT), a Delaware corporation that has developed a leading non-custodial cryptocurrency software platform, closed its offering of Class A common stock under Regulation A on May 5, 2021.

The full amount that had qualified under the company’s offering circular, 2,733,229 shares, was purchased by investors. The offering resulted in demand from both institutional and retail investors and significantly expanded the ownership base through the addition of over 6,800 new shareholders.

The company expects to use the proceeds from the offering for the continued expansion of its platform, with a focus on software development and increasing its marketing efforts to attract additional customers to its platform.

JP Richardson, co-founder and CEO Exodus, said: “Given the novel approach to fundraising, our utilization of blockchain technology and all the challenges faced, we were blown away by the response. There’s a lot of excitement and gratitude around the company to be joined by 6,800+ new stakeholders in our mission. This offering reinforces our core belief that if you democratize financial systems and make finance easy, people will participate and benefit from opportunities traditionally available to only the wealthy elite. Retail investors who bought a couple shares got the exact same deal as billionaires. That felt pretty cool and true to the spirit of blockchain and the crypto community.

“Looking ahead, we are focused on enabling secondary trading and accommodating investors located outside of the United States. We will remain steadfast in our mission to continually expand and evolve Exodus to offer customers more capabilities. Additionally, we are excited about the opportunity to replicate this fundraising model to enable like-minded companies to also enter the public markets in this democratized fashion. We expect these strategies will drive long-term stakeholder value.”

Trading

Exodus is working with our partners Securitize and tZERO to get the EXIT shares ready for trading on the secondary market. Management anticipates this process could be completed within 60 days. Prior to the availability of any secondary market trading, EXIT shares will remain priced at $27.42 and will be visible in your Exodus wallet like any other digital asset in your portfolio.

About Exodus

Founded in 2015, Exodus is a multi-asset software wallet that removes the geek requirement and keeps design a priority to make cryptocurrency and digital assets easy for everyone. Available for desktop and mobile, Exodus allows users to secure, manage and exchange cryptocurrencies like Bitcoin, Ethereum, Ripple, and more across an industry-leading 10,000+ asset pairs from a beautiful, easy to use wallet. The non-custodial functionality is encrypted locally on users’ own devices, ensuring privacy, security and complete control over their wealth. Exodus is on a mission to empower half the world to exit the traditional finance system by 2030. For more info visit exodus.com

Contacts

IR: Kirsten Chapman & Moriah Shilton, LHA Investor Relations, investors@exodus.com 415-433-3777

Media: Joe Coufal, Wachsman, Exodus@wachsman.com 917-900-5351

Forward-looking Statements

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of such filings. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.